UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
 ____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

October 31, 2011
Date of Report (Date of earliest event reported)
___________________________________________________________

CADISTA HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)
___________________________________________________________

State of Delaware	000-54421	31-1259887
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

207 Kiley Drive
 Salisbury, MD 21801
(Address of principal executive offices) (Zip Code)

(410) 912-3700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On October 31, 2011, our Board adopted our Fiscal 2012 Bonus Plan.

Our Fiscal 2012 Bonus Plan provided our executive officers and management level employees, other than our Chief Executive Officer, with the opportunity to obtain, in addition to their base salary, an annual cash bonus that is dependent upon the Company achieving stated goals for the year ending March 31, 2012 (the “2012 Fiscal Year”). The Fiscal 2012 Bonus Plan provides that each of our eligible employees has a target bonus delineated as a percentage of base salary.

The target bonus is based on a number of performance criteria and each is assigned a weighting.  Each achievement level of a criterion is associated with a payout percentage as set forth in the following table:

Achievement Level	80-95%	95.1% to 100%	105.1% to 110%	110.1% to 115%	115.1% and over
Payout Percentage	50%	100%	125%	150%	175%

The maximum payout percentage is 175%.  As a result, the maximum payment to a participant under the Fiscal 2012 Bonus Plan is determined by multiplying the employee’s target bonus percentage of Base Salary by 175%.

Depending on the achievement level of a criterion the criterion’s weighting from the table below is multiplied by the payout percentage associated with the achievement level for the criterion and the result is further multiplied by the bonus salary percentage and that result is further multiplied by salary to determine the dollar contribution to bonus of the criterion.  Summing up the dollar contributions of all the criteria gives the bonus amount.

The weightings of the criteria for the Fiscal 2012 Bonus Plan are set forth below:

Category	Weighting
Revenue	20%
EBITDA (adjusted for plan)	50%
Individual Performance Factors	30%

No payout will be made under the plan if EBITDA is less than 80% of targeted EBITDA.    EBITDA is calculated after factoring bonus payouts and after research and development expense and certain accounting adjustments. The individual performance factors will be based on the individual’s annual performance review and goals that may be or have been communicated to the individual.

The Board reserves the right to modify the Fiscal 2012 Bonus Plan at any time prior to the end of the 2012 Fiscal Year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CADISTA HOLDINGS INC.

Date: November 3, 2011	By:	/s/ Kamal Mandan
Kamal Mandan
Chief Financial Officer